EXHIBIT 99.1

For Immediate Release

Contact:	Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

ALEXANDRIA REAL ESTATE EQUITIES, INC.

ANNOUNCES OFFER TO EXCHANGE

ITS 8.00% SENIOR CONVERTIBLE NOTES DUE 2029

PASADENA, CA. – May 14, 2010 – Alexandria Real Estate Equities, Inc. (NYSE:ARE) announced today that it has commenced an offer to exchange its outstanding 8.00% Senior Convertible Notes due 2029 (the “Convertible Notes”).  The offer is scheduled to expire at 11:59 p.m., New York City time, on June 11, 2010, unless extended or earlier terminated by the Company.

Subject to the terms and conditions of the Convertible Notes exchange offer, the Company is offering to exchange any and all of its Convertible Notes for the following consideration per $1,000 principal amount of Convertible Notes validly tendered: (i) 24.1546 shares of the Company’s common stock, (ii) a cash payment of $180.00, and (iii) accrued and unpaid interest on the Convertible Notes to, but excluding, the settlement date, payable in cash.

The terms and conditions of the exchange offer are described in the preliminary prospectus dated May 14, 2010 and related letter of transmittal relating to the exchange offer. The completion of the exchange offer is subject to the conditions described in these documents, which include, among other conditions, the effectiveness of the registration statement relating to the exchange offer. The exchange offer is not conditioned upon any minimum principal amount of Convertible Notes being tendered.  Subject to applicable law, the Company may waive certain other conditions applicable to the exchange offer or extend, terminate or otherwise amend the exchange offer in its sole discretion.

Holders of the Convertible Notes are urged to read the registration statement, exchange offer prospectus, letter of transmittal and other materials filed or to be filed with the Securities and Exchange Commission because they contain important information.  Copies of the registration statement, exchange offer prospectus, letter of transmittal and other materials related to the exchange offer may be obtained at no charge from the information and exchange agent at the telephone numbers listed below or from the Securities and Exchange Commission’s website at www.sec.gov.

BofA Merrill Lynch, Citi and J.P. Morgan are acting as the joint dealer managers for the exchange offer. D.F. King & Co., Inc. is acting as information and exchange agent.  Information concerning the terms of the exchange offer may be obtained by contacting BofA Merrill Lynch at (980) 388-9217 (collect) or (888) 292-0070 (toll-free), attention Debt Advisory Services, Citi at (877) 531-8365 (toll-free) or J.P. Morgan at (800) 261-5767 (toll-free), attention Equity Syndicate Desk. Information concerning the mechanics of the exchange offer may be obtained by contacting the information and exchange agent at (212) 269-5550 or (800) 431-9633 (toll-free).

A registration statement relating to the common stock to be issued in the exchange offer has been filed with the Securities and Exchange Commission but has not yet become effective. The common stock being offered in the exchange offer may not be sold nor may offers to exchange  be accepted prior to the time that the registration statement related to the exchange offer becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Company’s common stock, nor shall there be any sale of the common stock in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About the Company

Alexandria Real Estate Equities, Inc., Landlord of Choice to the Life Science Industry®, is the largest owner and preeminent REIT focused principally on cluster development through the ownership, operation, management, selective redevelopment, development, and acquisition of properties containing life science laboratory space.  Alexandria is the leading provider of high-quality, environmentally sustainable real estate, technical infrastructure, and services to the broad and diverse life science industry. Client tenants include institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, product, service, and translational entities, as well as government agencies. Alexandria’s operating platform is based on the principle of “clustering,” with assets and operations located in key life science markets.  As of March 31, 2010, Alexandria’s asset base contained 161 properties approximating 12.7 million rentable square feet consisting of 156 properties approximating 11.8 million rentable square feet (including spaces undergoing active redevelopment) and five properties undergoing ground-up development approximating 865,000 rentable square feet.  In addition, Alexandria’s asset base will enable it to grow to approximately 24.0 million rentable square feet through additional ground-up development of approximately 11.3 million rentable square feet.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding the Company’s exchange offer for its Convertible Notes.  These forward-looking statements are based on the Company’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur.  Actual results may differ materially from those contained in or implied by the Company’s forward-looking statements as a result of a variety of factors, including, without limitation, the risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are made as of today, and the Company assumes no obligation to update this information.  For more discussion relating to risks and uncertainties that could cause actual results to differ materially from those anticipated in the Company’s forward-looking statements, and risks and uncertainties to the Company’s business in general, please refer to the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and any subsequent quarterly reports on Form 10-Q.

# # #